UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.        )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Retractable Technologies, Inc.
(Name of the Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

ADDITIONAL INFORMATION REGARDING THE ANNUAL MEETING OF SHAREHOLDERS

The following Notice of Change Regarding the Annual Meeting of Shareholders of Retractable Technologies, Inc. relates to the proxy statement (the “Proxy Statement”) of Retractable Technologies, Inc. (the “Company”), dated March 30, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the annual meeting of shareholders originally scheduled to be held on May 12, 2020.

THE NOTICE SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.

NOTICE OF CHANGE REGARDING THE ANNUAL MEETING OF SHAREHOLDERS OF RETRACTABLE TECHNOLOGIES, INC.

Due to the public health impact of the coronavirus (COVID-19) pandemic, and related health and travel concerns, the date of the 2020 annual meeting of shareholders of Retractable Technologies, Inc. (the “Annual Meeting”) has been changed to June 22, 2020 at 10:00 a.m. The adjourned meeting is expected to be held at Little Elm Town Hall located at 100 West Eldorado Parkway, Little Elm, Texas 75068. However, we have also secured a vendor to assist in facilitating a virtual meeting on June 22, 2020 if an in-person meeting is still not advisable due to COVID-19 concerns. If the format of the meeting is changed to a virtual meeting, a notice will be distributed by press release.

As described in the proxy materials for the Annual Meeting previously distributed, you are entitled to attend the Annual Meeting if you were a shareholder as of the close of business on March 13, 2020, the record date.

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials previously distributed to you in connection with the Annual Meeting. Any proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and format and may continue to be used to vote your shares in connection with the Annual Meeting. If you have already voted, no additional action is required.